Exhibit 23

Consent of Independent Registered Public Accounting Firm

Community Financial Corporation
Staunton, Virginia

We consent to the incorporation by reference in Registration Statements No. 333-109218 of Community Financial Corporation on Forms S-8 of our report dated April 12, 2006, relating to the consolidated balance sheets of Community Financial Corporation and subsidiary as of March 31, 2006 and 2005 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended March 31, 2006, 2005 and 2004, appearing in this Form 10-K of Community Financial Corporation for the year ended March 31, 2006.

/s/ Yount, Hyde and Barbour, P.C.

Winchester, Virginia
June 21, 2006